FORM NO. 7a

Registration No. 34296

BERMUDA

CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital
of

Ship Finance International Limited

was delivered to the Registrar of Companies on the 26th day of September 2018 in accordance with section 45(3) of *the Companies Act 1981* ("the Act").

Given under my hand and Seal of the REGISTRAR OF COMPANIES this 8th day of October 2018

Maria Boodram
for Registrar of Companies

Capital prior to increase: US$ 1,500,000.00

Amount of increase: US$ 500,000.00

Present Capital: US$ 2,000,000.00